[THE LEBRECHT GROUP, APLC LETTERHEAD]

September 24, 2003

Trinity3 Corporation
1920 Main Street, Suite 980
Irvine, CA 92614

Ladies and Gentlemen:

You have requested our opinion as counsel for Trinity3 Corporation, a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 400,000 shares of Company common stock issuable under the eNexi Holdings, Inc. (now known as Trinity3 Corporation) 2002 Stock Option/Stock Issuance Plan, and 640,000 shares of Company common stock to be issued to legal counsel and consultants to the Company.

We have examined the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about September 24, 2003 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ The Lebrecht Group, APLC

The Lebrecht Group, APLC